Exhibit (99)

FOR IMMEDIATE RELEASE

Contacts:	John Hulbert, Investors, (612) 761-6627
Eddie Baeb, Media, (612) 761-9658
Target Media Hotline, (612) 696-3400

Target Reports Fourth Quarter and Full-Year 2014 Earnings
Fourth quarter comparable sales increased 3.8 percent
Fourth Quarter Adjusted EPS of $1.50 was ahead of the company’s most recent guidance

•	Fourth quarter comparable sales increased 3.8 percent, reflecting a 3.2 percent increase in comparable transactions. Digital channel sales contributed 0.9 percentage points to comparable sales growth.

•	Target’s fourth quarter 2014 Adjusted EPS of $1.50 was above the company’s most recent guidance of $1.43 to $1.47 per share.

•	Target’s full-year comparable sales grew 1.3 percent. Digital channel sales growth of more than 30 percent contributed 0.7 percentage points to 2014 comparable sales growth.

•	Target paid dividends of $1.2 billion in fiscal 2014, an increase of 19.8 percent above 2013.

MINNEAPOLIS (Feb. 25, 2015) - Target Corporation (NYSE: TGT) today reported fourth quarter 2014 Adjusted earnings per share1 of $1.50, an increase of 14.9 percent from $1.31 in 2013, and full-year Adjusted earnings per share of $4.27, a decrease of 2.6 percent from $4.38 last year. GAAP earnings per share from continuing operations were $1.49 in fourth quarter and $3.83 in full-year 2014, compared with $1.22 and $4.20 in 2013, respectively. In fourth quarter, Target recognized a pre-tax loss of $5.1 billion related to its discontinued Canadian operations, resulting in a $(5.59) loss per share. The tables attached to this press release provide a reconciliation of non-GAAP to GAAP measures. All earnings per share figures refer to diluted earnings per share.

[1]Adjusted diluted earnings per share from continuing operations (“Adjusted EPS”), a non-GAAP financial measure, excludes the impact of certain matters not related to the Company’s single segment, such as discontinued operations, data breach expenses and certain other expenses that are discretely managed. See the “Discontinued Operations” and “Accounting Considerations” sections of this release for additional information about the items that have been excluded from Adjusted EPS.

Target Corporation Announces Fourth Quarter and Full-Year 2014 Earnings - Page 2 of 5
“We’re pleased with our fourth quarter financial results, which were driven by better-than-expected sales and particularly strong performance in our signature categories-style, baby, kids and wellness,” said Brian Cornell, chairman and chief executive officer of Target Corporation. “We’re seeing early momentum in our efforts to transform Target, and our team is entering the new fiscal year with a singular focus on continuing to differentiate our merchandise assortment and shopping experience while controlling costs by reducing complexity and simplifying the way we work. We’re confident that these efforts will allow us to grow our earnings while returning cash to our shareholders in 2015 and beyond, driving improvements in Target’s return on invested capital and creating long-term value for our shareholders.”
Fiscal 2015 Earnings Guidance
In first quarter 2015, Target expects Adjusted EPS, reflecting results of operations in its single-segment business, of $0.95 to $1.05, compared with $0.92 in first quarter 2014. The Company will provide full-year 2015 guidance at its meeting with the financial community on March 3, 2015, from approximately 2:30 p.m. to 5:00 p.m. EST. Investors and others are invited to access the presentations and Q&A session online on the Events & Presentations section of Target.com/Investors.
Results of Continuing Operations
Fourth quarter 2014 sales increased 4.1 percent to $21.8 billion from $20.9 billion last year, reflecting a 3.8 percent increase in comparable sales combined with sales from new stores. Segment earnings before interest expense and income taxes (EBIT) were $1,603 million in fourth quarter 2014, an increase of 13.4 percent from $1,413 million in 2013.
Fourth quarter EBITDA and EBIT margin rates were 9.9 percent and 7.4 percent, respectively, compared with 9.2 percent and 6.8 percent in 2013. Fourth quarter gross margin rate was 28.5 percent, compared with 27.6 percent in 2013, reflecting the benefit of annualizing clearance markdowns associated with the fourth quarter 2013 data breach, combined with the benefit of a favorable merchandise mix in fourth quarter 2014. Fourth quarter SG&A expense rate was 18.6 percent in 2014 compared with 18.4 percent in 2013, reflecting higher marketing, technology and incentive expense rates this year.

– more –

Target Corporation Announces Fourth Quarter and Full-Year 2014 Earnings - Page 3 of 5
Full-year 2014 sales increased 1.9 percent to $72.6 billion from $71.3 billion last year, reflecting a 1.3 percent increase in comparable sales combined with sales from new stores. Full-year EBIT was $4,761 million in 2014, a decrease of 4.0 percent from $4,959 million last year.
Full-year 2014 EBITDA and EBIT margin rates were 9.5 percent and 6.6 percent, respectively, compared with 9.8 percent and 7.0 percent in 2013. Full-year gross margin rate was 29.4 percent, compared with 29.8 percent in 2013, driven by increased promotional activity in the first three quarters of 2014. Full-year SG&A expense rate was 19.9 percent in 2014 compared with 20.0 percent in 2013, reflecting disciplined expense control across the organization.
Interest Expense and Taxes from Continuing Operations
The Company’s fourth quarter 2014 net interest expense was $151 million, compared with $142 million last year. Full-year net interest expense was $882 million in 2014 and $1,049 million in 2013. Excluding losses of $285 million and $445 million related to the early retirement of debt in 2014 and 2013, respectively, full-year 2014 net interest expense was approximately flat to last year.
The Company’s fourth quarter effective income tax rate from continuing operations was 33.0 percent in 2014 and 33.5 percent last year. Target’s full-year 2014 effective income tax rate from continuing operations decreased 1.6 percentage points to 33.0 percent from 34.6 percent in 2013, which was driven primarily by the net tax effect of the Company’s global sourcing operations and the favorable resolution of various income tax matters.
Capital Returned to Shareholders
Target paid dividends of $330 million in fourth quarter, a 21.6 percent increase from $272 million in 2013. In full-year 2014, the Company paid dividends of $1,205 million, a 19.8 percent increase from $1,006 million last year.
Target did not repurchase any shares of its common stock through open market transactions during fourth quarter or full-year 2014.

– more –

Target Corporation Announces Fourth Quarter and Full-Year 2014 Earnings - Page 4 of 5
Discontinued Operations
On January 14, 2015, following a comprehensive assessment of Canadian operations, Target’s Board of Directors approved a plan to discontinue operating stores in Canada. As a result of the decision, Target recorded a pretax impairment loss and other charges of $(5,105) million in fourth quarter 2014. After-tax losses from discontinued operations were $(3,600) million in fourth quarter, or $(5.59) per share, and $(4,085) million in full-year 2014, or $(6.38) per share.
Certain of the assets and liabilities of Target’s discontinued operations are based on estimates. The recorded assets include estimated receivables, and the remaining liabilities include accruals for estimated losses related to claims that may be asserted against Target Corporation, primarily under guarantees of certain leases. Given the early stage of its exit, these estimates involve significant judgment and are based on currently available information, an assessment of the validity of certain claims, and estimated payments by the Canada Subsidiaries. The Company believes that it is reasonably possible that future adjustments to these amounts could be material to its results of operations in future periods. Any such adjustments would be recorded in discontinued operations.
Accounting Considerations
During fourth quarter 2013, Target experienced a data breach in which an intruder gained unauthorized access to its network and stole certain payment card and other guest information. The Company incurred breach-related expenses of $4 million in fourth quarter 2014 and full-year net expense of $145 million, which reflects $191 million of gross expense partially offset by the recognition of a $46 million insurance receivable. Fourth quarter and full-year 2013 net expense related to the data breach was $17 million, reflecting $61 million of gross expense partially offset by the recognition of a $44 million insurance receivable.
At the close of the sale of its entire U.S. consumer credit card receivables portfolio to TD Bank Group in first quarter 2013, Target recognized a $225 million beneficial interest asset. The fourth quarter and full-year 2014 beneficial interest asset reductions were $13 million and $53 million, respectively, compared with $16 million and $98 million in the same periods last year. Since the close of the transaction, the beneficial interest asset has been reduced by $151 million.

– more –

Target Corporation Announces Fourth Quarter and Full-Year 2014 Earnings - Page 5 of 5
Miscellaneous
Target Corporation will webcast its fourth quarter earnings conference call at 9:30 a.m. CST today. Investors and the media are invited to listen to the call through the Company’s website at www.target.com/investors (click on “events & presentations”). A telephone replay of the call will be available beginning at approximately 11:30 a.m. CST today through the end of business on Feb. 27, 2015. The replay number is (855) 859-2056 (passcode: 39278650).
Statements in this release regarding first quarter 2015 earnings per share guidance and future expenses related to discontinued operations are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements speak only as of the date they are made and are subject to risks and uncertainties which could cause the Company’s actual results to differ materially. The most important risks and uncertainties are described in Item 1A of the Company’s Form 10-K for the fiscal year ended Feb. 1, 2014 and Item 1A of the Company’s Form 10-Q for the quarter ended Nov. 1, 2014.
In addition to the GAAP results provided in this release, the Company provides Adjusted diluted earnings per share for the three- and twelve-month periods ended Jan. 31, 2015 and Feb. 1, 2014, respectively. This measure is not in accordance with, or an alternative for, generally accepted accounting principles in the United States. The most comparable GAAP measure is diluted earnings per share from continuing operations. Management believes Adjusted EPS is useful in providing period-to-period comparisons of the results of the Company’s ongoing retail operations. Adjusted EPS should not be considered in isolation or as a substitution for analysis of the Company’s results as reported under GAAP. Other companies may calculate Adjusted EPS differently than the Company does, limiting the usefulness of the measure for comparisons with other companies.
About Target
Minneapolis-based Target Corporation (NYSE: TGT) serves guests at 1,790 stores and at Target.com. Since 1946, Target has given 5 percent of its profit to communities, that giving equals more than $4 million a week. For more information, visit Target.com/Pressroom. For a behind-the-scenes look at Target, visit ABullseyeView.com or follow @TargetNews on Twitter.
# # #

TARGET CORPORATION

Consolidated Statements of Operations

	Three Months Ended			Twelve Months Ended
(millions, except per share data) (unaudited)	January 31, 2015	February 1, 2014	Change	January 31, 2015	February 1, 2014	Change
Sales	$21,751	$20,893	4.1%	$72,618	$71,279	1.9%
Cost of sales	15,563	15,124	2.9	51,278	50,039	2.5
Selling, general and administrative expenses	4,058	3,946	2.8	14,676	14,465	1.5
Depreciation and amortization	545	508	7.3	2,129	1,996	6.7
Gain on receivables transaction	—	—	n/a	—	(391)	(100.0)
Earnings from continuing operations before interest expense and income taxes	1,585	1,315	20.6	4,535	5,170	(12.3)
Net interest expense	151	142	6.1	882	1,049	(16.0)
Earnings from continuing operations before income taxes	1,434	1,173	22.3	3,653	4,121	(11.4)
Provision for income taxes	474	393	20.7	1,204	1,427	(15.6)
Net earnings from continuing operations	960	780	23.1%	2,449	2,694	(9.1)%
Discontinued operations, net of tax	(3,600)	(260)		(4,085)	(723)
Net earnings	$(2,640)	$520		$(1,636)	$1,971
Basic earnings per share
Continuing operations	$1.51	$1.23	22.1%	$3.86	$4.24	(9.0)%
Discontinued operations	(5.64)	(0.41)		(6.44)	(1.14)
Net earnings per share	$(4.14)	$0.82		$(2.58)	$3.10
Diluted earnings per share
Continuing operations	$1.49	$1.22	22.0%	$3.83	$4.20	(8.8)%
Discontinued operations	(5.59)	(0.41)		(6.38)	(1.13)
Net earnings per share	$(4.10)	$0.81		$(2.56)	$3.07
Weighted average common shares outstanding
Basic	637.9	632.3	0.9%	634.7	635.1	(0.1)%
Dilutive impact of share-based awards	6.1	5.8		5.4	6.7
Diluted	644.0	638.1	0.9%	640.1	641.8	(0.3)%
Antidilutive shares	0.5	2.5		3.3	2.3

Subject to reclassification

TARGET CORPORATION

Consolidated Statements of Financial Position

(millions) (unaudited)	January 31, 2015	February 1, 2014

Assets
Cash and cash equivalents, including short-term investments of $1,520 and $3	$2,210	$670
Inventory	8,790	8,278
Assets of discontinued operations	1,321	793
Other current assets	1,754	1,832
Total current assets	14,075	11,573
Property and equipment
Land	6,127	6,143
Buildings and improvements	26,614	25,984
Fixtures and equipment	5,346	5,199
Computer hardware and software	2,553	2,395
Construction-in-progress	424	757
Accumulated depreciation	(15,106)	(14,066)
Property and equipment, net	25,958	26,412
Noncurrent assets of discontinued operations	454	5,461
Other noncurrent assets	917	1,107
Total assets	$41,404	$44,553
Liabilities and shareholders’ investment
Accounts payable	$7,759	$7,335
Accrued and other current liabilities	3,783	3,610
Current portion of long-term debt and other borrowings	91	1,143
Liabilities of discontinued operations	103	689
Total current liabilities	11,736	12,777
Long-term debt and other borrowings	12,705	11,429
Deferred income taxes	1,321	1,349
Noncurrent liabilities of discontinued operations	193	1,296
Other noncurrent liabilities	1,452	1,471
Total noncurrent liabilities	15,671	15,545
Shareholders’ investment	53
Common stock	53	53
Additional paid-in capital	4,899	4,470
Retained earnings	9,644	12,599
Accumulated other comprehensive loss
Pension and other benefit liabilities	(561)	(422)
Currency translation adjustment and cash flow hedges	(38)	(469)
Total shareholders’ investment	13,997	16,231
Total liabilities and shareholders’ investment	$41,404	$44,553
Common Stock Authorized 6,000,000,000 shares, $.0833 par value; 640,213,987 and 632,930,740 shares issued and outstanding at January 31, 2015 and February 1, 2014, respectively.

Preferred Stock Authorized 5,000,000 shares, $.01 par value; no shares were issued or outstanding at January 31, 2015 or February 1, 2014.

 Subject to reclassification

TARGET CORPORATION

Consolidated Statements of Cash Flows

	Twelve Months Ended
(millions) (unaudited)	January 31, 2015	February 1, 2014
Operating activities
Net earnings	$(1,636)	$1,971
Losses from discontinued operations, net of tax	(4,085)	(723)
Net earnings from continuing operations	2,449	2,694
Adjustments to reconcile net earnings to cash provided by operations
Depreciation and amortization	2,129	1,996
Share-based compensation expense	71	106
Deferred income taxes	7	58
Gain on receivables transaction	—	(391)
Loss on debt extinguishment	285	445
Noncash losses/(gains) and other, net (a)	40	121
Changes in operating accounts:
Accounts receivable originated at Target	—	157
Proceeds on sale of accounts receivable originated at Target	—	2,703
Inventory	(512)	(504)
Other assets	(115)	(79)
Accounts payable and accrued liabilities	777	213
Cash provided by operating activities—continuing operations	5,131	7,519
Cash required for operating activities—discontinued operations	(692)	(999)
Cash provided by operations	4,439	6,520
Investing activities
Expenditures for property and equipment	(1,786)	(1,886)
Proceeds from disposal of property and equipment	95	70
Change in accounts receivable originated at third parties	—	121
Proceeds from sale of accounts receivable originated at third parties	—	3,002
Cash paid for acquisitions, net of cash assumed	(20)	(157)
Other investments	106	130
Cash (required for)/provided by investing activities—continuing operations	(1,605)	1,280
Cash required for investing activities—discontinued operations	(321)	(1,551)
Cash required for investing activities	(1,926)	(271)
Financing activities
Change in commercial paper, net	(80)	(890)
Additions to long-term debt	1,993	—
Reductions of long-term debt	(2,079)	(3,463)
Dividends paid	(1,205)	(1,006)
Repurchase of stock	—	(1,461)
Stock option exercises and related tax benefit	373	456
Cash required for financing activities	(998)	(6,364)
Effect of exchange rate changes on cash and cash equivalents	—	26
Net increase/(decrease) in cash and cash equivalents	1,515	(89)
Cash and cash equivalents at beginning of period (b)	695	784
Cash and cash equivalents at end of period (c)	$2,210	$695

(a)	Includes net write-offs of credit card receivables prior to the sale of our U.S. consumer credit card receivables on March 13, 2013.

(b)	Includes cash of our discontinued operations of $25 million and $59 million for 2014 and 2013, respectively.

(c)	Includes cash of our discontinued operations of $25 million for 2013.

 Subject to reclassification

TARGET CORPORATION

Segment Results

	Three Months Ended			Twelve Months Ended
(millions) (unaudited)	January 31, 2015	February 1, 2014	Change	January 31, 2015	February 1, 2014	Change
Sales	$21,751	$20,893	4.1%	$72,618	$71,279	1.9%
Cost of sales	15,563	15,124	2.9	51,278	50,039	2.5
Gross margin	6,188	5,769	7.3	21,340	21,240	0.5
SG&A expenses(a)	4,040	3,848	5.0	14,450	14,285	1.2
EBITDA	2,148	1,921	11.8	6,890	6,955	(0.9)
Depreciation and amortization	545	508	7.3	2,129	1,996	6.7
EBIT	$1,603	$1,413	13.4%	$4,761	$4,959	(4.0)%
Note: Effective January 15, 2015, we operate as a single segment which includes all of our continuing operations, excluding net interest expense, data breach related costs and certain other expenses which are discretely managed. Our segment operations are designed to enable guests to purchase products seamlessly in stores, online or through mobile devices.
(a) SG&A includes credit card revenues and expenses prior to the March 2013 sale of our U.S. consumer credit card portfolio to TD Bank. SG&A also includes profit sharing income from the arrangement with TD Bank of $176 million and $682 million for the three and twelve months ended January 31, 2015, respectively, and $182 million and $653 million for the three and twelve months ended February 1, 2014.

	Three Months Ended		Twelve Months Ended
Rate Analysis (unaudited)	January 31, 2015	February 1, 2014	January 31, 2015	February 1, 2014
Gross margin rate	28.5%	27.6%	29.4%	29.8%
SG&A expense rate	18.6	18.4	19.9	20.0
EBITDA margin rate	9.9	9.2	9.5	9.8
Depreciation and amortization expense rate	2.5	2.4	2.9	2.8
EBIT margin rate	7.4	6.8	6.6	7.0
Rate analysis metrics are computed by dividing the applicable amount by sales.

	Three Months Ended		Twelve Months Ended
Comparable Sales (unaudited)	January 31, 2015	February 1, 2014	January 31, 2015	February 1, 2014
Comparable sales change	3.8%	(2.5)%	1.3%	(0.4)%
Drivers of change in comparable sales:
Number of transactions	3.2	(5.5)	(0.2)	(2.7)
Average transaction amount	0.6	3.2	1.5	2.3
Selling price per unit	4.5	2.0	3.2	1.6
Units per transaction	(3.7)	1.1	(1.6)	0.7

	Three Months Ended		Twelve Months Ended
Contribution to Comparable Sales Change (unaudited)	January 31, 2015	February 1, 2014	January 31, 2015	February 1, 2014
Stores channel comparable sales change	2.8%	(3.0)%	0.7%	(0.7)%
Digital channel contribution to comparable sales change	0.9	0.5	0.7	0.3
Total comparable sales change	3.8%	(2.5)%	1.3%	(0.4)%
The comparable sales increases or decreases above are calculated by comparing sales in fiscal year periods with comparable prior-year periods of equivalent length. Amounts may not foot due to rounding.

	Three Months Ended		Twelve Months Ended
REDcard Penetration (unaudited)	January 31, 2015	February 1, 2014	January 31, 2015	February 1, 2014
Target Credit Cards	9.9%	10.0%	9.7%	9.3%
Target Debit Card	11.1	10.9	11.2	9.9
Total REDcard Penetration	21.1%	20.9%	20.9%	19.3%
Note: The sum of Target Credit Cards and Target Debit Card penetration may not equal Total REDcard Penetration due to rounding.
Represents the percentage of Target sales that are paid with REDcards.

	Number of Stores		Retail Square Feet(a)
Number of Stores and Retail Square Feet (unaudited)	January 31, 2015	February 1, 2014	January 31, 2015	February 1, 2014
Expanded food assortment stores	1,292	1,245	167,026	160,891
SuperTarget stores	249	251	44,151	44,500
General merchandise stores	240	289	27,945	33,843
CityTarget stores	8	8	820	820
Target Express	1	—	21	—
Total	1,790	1,793	239,963	240,054
(a) In thousands: reflects total square feet, less office, distribution center and vacant space.

TARGET CORPORATION

Reconciliation of Non-GAAP Financial Measures

Earnings Per Share From Continuing Operations	Three Months Ended			Twelve Months Ended
	January 31,	February 1,		January 31,	February 1,
(unaudited)	2015	2014	Change	2015	2014	Change
GAAP diluted earnings per share	$1.49	$1.22	22.0%	$3.83	$4.20	(8.8)%
Adjustments	0.01	0.09		0.44	0.18
Adjusted diluted earnings per share	$1.50	$1.31	14.9%	$4.27	$4.38	(2.6)%
To provide additional transparency, we have disclosed non-GAAP adjusted diluted earnings per share from continuing operations (Adjusted EPS). This metric excludes the impact of the 2013 sale of our U.S. consumer credit card receivables portfolio, losses on early retirement of debt, net expenses related to the 2013 data breach and other matters presented below. We believe this information is useful in providing period-to-period comparisons of the results of our continuing operations. This measure is not in accordance with, or an alternative to, generally accepted accounting principles in the United States. The most comparable GAAP measure is diluted earnings per share from continuing operations. Adjusted EPS from continuing operations should not be considered in isolation or as a substitution for analysis of our results as reported under GAAP. Other companies may calculate non-GAAP adjusted EPS from continuing operations differently than we do, limiting the usefulness of the measure for comparisons with other companies. Prior year amounts have been revised to present Adjusted EPS on a continuing operations basis.

	Three Months Ended
	2014			2013
(millions, except per share data) (unaudited)	Pretax	Net of Tax	Per Share Amounts	Pretax	Net of Tax	Per Share Amounts	Change
GAAP diluted earnings per share from continuing operations			$1.49			$1.22	22.0%
Adjustments
Reduction of beneficial interest asset	$13	$8	$0.01	$16	$10	$0.02
Data Breach related costs, net of insurance receivable	4	4	0.01	17	11	0.02
Other (a)	—	—	—	64	40	0.06
Resolution of income tax matters	—	(5)	(0.01)	—	(6)	(0.01)
Adjusted diluted earnings per share from continuing operations			$1.50			$1.31	14.9%

	Twelve Months Ended
	2014			2013
(millions, except per share data) (unaudited)	Pretax	Net of Tax	Per Share Amounts	Pretax	Net of Tax	Per Share Amounts	Change
GAAP diluted earnings per share from continuing operations			$3.83			$4.20	(8.8)%
Adjustments
Loss on early retirement of debt	$285	$173	$0.27	$445	$270	$0.42
Data Breach related costs, net of insurance receivable (b)	145	94	0.15	17	11	0.02
Reduction of beneficial interest asset	53	32	0.05	98	61	0.09
Other (a)	29	18	0.03	64	40	0.06
Gain on receivables transaction	—	—	—	(391)	(247)	(0.38)
Resolution of income tax matters	—	(35)	(0.06)	—	(16)	(0.03)
Adjusted diluted earnings per share from continuing operations			$4.27			$4.38	(2.6)%
Note: The sum of the non-GAAP adjustments may not equal the total adjustment amounts due to rounding.

(a) For the twelve months ended January 31, 2015, includes impairments of $16 million related to undeveloped land in the U.S. and $13 million of expense related to converting our co-branded card program to MasterCard. For the three and twelve months ended February 1, 2014, includes a $23 million workforce-reduction charge primarily related to severance and benefits costs, a $22 million charge related to part-time team member health benefit changes, and $19 million in impairment charges related to certain parcels of undeveloped land.
(b) Along with legal and other professional services, expenses for the twelve months ended January 31, 2015, include an accrual for estimated probable losses for what we believe to be the vast majority of actual and potential breach-related claims, including claims by payment card networks.

Subject to reclassification